Exhibit 10.15
GARTNER, INC.
DEFERRED COMPENSATION PLAN
Effective January 1, 2009
(approved by the Board of Directors on October 28, 2008
with further revisions approved by Lewis G. Schwartz on behalf of the Retirement Benefit
Committee of Gartner, Inc. on December 19, 2008
pursuant to a delegation of authority by the Board of Directors)

-i-

GARTNER, INC.
DEFERRED COMPENSATION PLAN
PREAMBLE
     This Garner, Inc. Deferred Compensation Plan (the “Plan”) was adopted, effective January 1, 2005, by Gartner, Inc. and is hereby amended and restated effective January 1, 2009.
     The Plan is an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company. This Plan is intended, and shall be construed, to comply with Section 409A of the Internal Revenue Code and applicable guidance issued thereunder (“Section 409A”) and shall be amended by the Company, retroactive to its effective date if appropriate, in the event that the Company determines such amendment is necessary to comply with Section 409A.
     The Company has entered into an agreement (the “Trust Agreement”) with an institutional trustee (the “Trustee”) under an irrevocable trust to be used in connection with the Plan and the Grandfathered Plan described below (the “Rabbi Trust”). The Company intends the Trust to be a “grantor trust” with the principal and income of the Trust treated as assets and income of the Company for federal and state income tax purposes. The Company intends the assets of the Trust at all times to be subject to the claims of general creditors of the Company as provided in the Trust Agreement. The Company intends the existence of the Trust not to alter the characterization of the Plan as “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and not to be construed to provide income to Plan participants under the Plan prior to actual payment of vested accrued benefits hereunder.
     The Gartner, Inc. Management Deferred Compensation Plan (the “Grandfathered Plan”), originally established effective June 1, 1998, was frozen as to new contributions effective December 31, 2004 and continues to exist as a grandfathered plan under Section 409A, such that the vested account balances of participants in such grandfathered plan as of December 31, 2004, plus any earnings thereon, are not subject to Section 409A.

ARTICLE I
DEFINITIONS
     Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below:
     “Account” means, for each Participant, the bookkeeping account maintained by the Company that is credited with amounts equal to (a) the portion of the Participant’s Salary that he or she elects to defer, (b) the portion of the Participant’s Bonus that he or she elects to defer, (c) the portion of the Participant’s Commissions that he or she elected to defer prior to January 1, 2009, (d) Company contributions, if any, made to the Plan for the Participant’s benefit, and (e) adjustments to reflect deemed earnings and losses pursuant to Section 4.2(c).
     “Administrator” means the Company or such other person or persons acting on behalf of the Company or to whom the Company has delegated the authority to administer the Plan pursuant to Article VIII hereof.
     “Beneficiary” or “Beneficiaries” means the beneficiary last designated in writing by a Participant in accordance with procedures established by the Company from time to time to receive the benefits specified hereunder in the event of the Participant’s death. No Beneficiary designation shall become effective unless and until it is filed with the Company during the Participant’s lifetime.
     “Board of Directors” or “Board” means the Board of Directors of the Company.
     “Bonus” means the amount of cash-based incentive compensation payable to a Participant as part of the Company’s or a Participating Employer’s annual bonus program.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commission” means the amount of compensation (other than Salary and Bonus) payable to a Participant as a result of sales transactions generated by such Participant. Commissions are not eligible for deferral.
     “Company” means Gartner, Inc.
     “Compensation” means the Bonus and Salary that a Participant earns for services rendered to the Company or a Participating Employer.
     “Distributable Amount” means the amount a Participant’s Account, at the time of distribution under Section 7.1, that is subject to a particular distribution election (or to the default distribution provision).

     “Distribution Event” means, with respect to each Participant, the Participant’s separation from service (as defined in Section 409A) for any reason (including retirement, voluntary or involuntary termination, or disability) or the participant’s death.
     “Election Period” means a reasonable period, established by the Administrator, prior to each January 1. An Eligible Employee’s first Election Period is referred to herein as the Initial Election Period.
     “Eligible Employee” means an Employee who has been designated by the Company as eligible to participate in the Plan; provided, however, that “Eligible Employee” shall also include any Employee who has an account balance under the Grandfathered Plan as of December 31, 2O04. The Company may designate Eligible Employees only as of January 1 and June 1 of each Plan Year.
     “Employee” means a common law employee of the Company or a Participating Employer, who is on the United States payroll of the Company or a Participating Employer.
     “Fund” or “Funds” means one or more of the deemed investment funds selected by the Company pursuant to Section 3.3.
     “Grandfathered Plan” means the Gartner, Inc. Management Deferred Compensation Plan, originally effective June 1, 1998, which has been frozen, effective December 31, 2004, with respect to new contributions and which constitutes a grandfathered plan under Section 409A.
     “Initial Election Period” means (1) for Employees who first become Eligible Employees on January 1 of a Plan Year, a reasonable period ending prior to such January 1, and (2) for Employees who first become Eligible Employees on June 1 of a Plan Year, the thirty-day period that begins on June 1 and ends on June 30 of such Plan Year.
     “Investment Return” means, for each Fund, an amount equal to the pre-tax rate of gain or loss with respect to such Fund (net of applicable fund and investment charges) as of the close of each business day.
     “Participant” means an Eligible Employee who has elected to defer Compensation in accordance with Section 3.1.
     “Participating Employer” means an entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity or investment interest, in each case, as determined by the Administrator.
     “Payment Commencement Date” means (1) in the case of a Participant’s separation from service for any reason other than death, the earlier of the January 1 or July 1 that is at least six months following such separation from service; and (2) in the case of a Participant’s termination of employment on account of death, the first of the month following the calendar quarter in which death occurs.

     “Plan” means the Gartner, Inc. Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.
     “Plan Year” means the calendar year.
     “Salary” means the Employee’s base salary for the Plan Year. Salary excludes any other form of compensation such as restricted stock, proceeds from stock options or stock appreciation rights, severance payments, moving expenses, car or other special allowance, or any other amounts included in an Eligible Employee’s taxable income that is not compensation for services.
     “Section 409A” means Section 409A of the Code and applicable guidance issued thereunder.

ARTICLE II
PARTICIPATION
2.1 Participation.
     An Eligible Employee shall become a Participant in the Plan by: (a) electing to defer a portion of his or her Compensation in accordance with Section 3.1, and (b) completing a life insurance application on such form and in such manner as prescribed by the Administrator. A Participant may be required to complete additional life insurance applications from time to time, and a Participant’s failure to complete a life insurance application at the Administrator’s request may result in the cessation of the Participant’s eligibility to participate in the Plan with respect to the next following Plan Year.

ARTICLE III
DEFERRAL ELECTIONS
3.1 Elections to Defer Compensation.
     (a) Election Period. Each Eligible Employee may elect to defer Compensation by filing an election that conforms to the requirements of this Section, on a written or electronic form approved by the Administrator, no later than the last day of the applicable Election Period (or Initial Election Period, in the case of a newly Eligible Employee).
     (b) General Rule. The amount of Compensation that an Eligible Employee may elect to defer is as follows:
(1)	Any whole percentage of Salary up to fifty percent (50%); and/or

(2)	Any whole percentage of Bonus up to one hundred percent (100%); provided, however, that no election shall be effective to reduce the Compensation paid to an Eligible Employee for a calendar year to an amount that is less than the amount necessary to pay (i) applicable employment taxes (e.g., FICA, hospital insurance) payable with respect to amounts deferred hereunder, (ii) amounts necessary to satisfy any other benefit plan withholding obligations, (iii) any resulting income taxes payable with respect to Compensation that cannot be so deferred, and (iv) any amounts necessary to satisfy any wage garnishment or similar obligations.
     (c) [reserved]
     (d) Effect of Election.
(1)	Initial Election Period. An election to defer Compensation made during an Initial Election Period shall be effective as to Compensation for services to be performed thereafter, as follows: (1) An election to defer Salary made during an Initial Election Period shall be effective beginning with Salary earned during the first pay period that begins after the end of the Initial Election Period; and (2) An election to defer Bonus made during an Initial Election Period shall be effective as to any Bonus earned after the end of the Initial Election Period, provided that if a Participant’s Initial Election Period occurs in June, the Participant may defer a maximum of 50% of the Participant’s Bonus for such year.

(2)	In General. An election to defer Compensation made or changed during an Election Period other than the Initial Election Period shall be effective: (i) beginning with Salary earned during the first pay period that begins on or after the first day of the next succeeding Plan Year; and (ii) as to any Bonus earned beginning in the next succeeding Plan Year.
     (e) Duration of Salary Deferral Election. A Salary deferral election made under Subsection (a) of this Section shall remain in effect, notwithstanding any change in the Participant’s Salary, until changed or terminated in accordance with the terms of this Article, and such election shall become irrevocable as of each December 31 with respect to Salary to be earned in the next succeeding Plan Year. A Participant’s Salary deferral election shall terminate with respect to future Salary upon the Participant ceasing to be an Employee. If a Participant remains an Employee but ceases to be an Eligible Employee, the Participant’s Salary deferral election shall terminate at the end of the calendar year in which the Participant ceased to be an Eligible Employee.
     (f) Duration of Bonus Deferral Election. A Bonus deferral election made under Subsection (a) of this Section shall remain in effect until changed or terminated in accordance with this Article, and such election shall become irrevocable as of each December 31 with respect to Bonus to be earned in the next succeeding Plan Year. A Participant’s Bonus deferral election shall terminate with respect to future Bonuses upon the Participant ceasing to be an Employee. If a Participant remains an Employee but ceases to be an Eligible Employee, the Participant’s Bonus deferral election shall terminate at the end of the calendar year in which the Participant ceased to be an Eligible Employee.
3.2 Company Contributions.
     Effective for Plan Years beginning on or after January 1, 2006, the Company may, in its sole and absolute discretion, make discretionary matching contributions to the Accounts of certain Participants designated by the Company, in an amount determined pursuant to a formula set by the Company prior to the beginning of each Plan Year. If such a discretionary matching contribution is to be made for a Plan Year, the applicable formula shall generally provide for a matching contribution equal to a specified percentage of the deferrals made under the Plan by each designated Participant during the Plan Year; provided that the formula may limit the amount of matching contributions to a specified percentage of compensation, a specified dollar amount, or some other limit determined by the Company. The formula for determining a discretionary matching contribution, if any, shall be set by the Company prior to the beginning of each Plan Year, and the Administrator shall notify the designated Participants of such formula prior to the beginning of each Plan Year. An eligible Participant must be actively employed on the last day of the Plan Year in order to receive a matching contribution for such Plan Year.

ARTICLE IV
ACCOUNTS
4.1 Participant Accounts.
     The Administrator shall establish and maintain an Account for each Participant under the Plan. A Participant’s Account shall be credited as follows:
     (a) As soon as administratively practicable following the end of each applicable pay period, the Administrator shall credit the Participant’s Account with an amount equal to the Salary the Participant elected to defer;
     (b) As soon as administratively practicable after each Bonus or partial Bonus would have been paid, the Administrator shall credit the Participant’s Account with an amount equal to the Bonus the Participant elected to defer;
     (c) As soon as administratively practicable after the last day of the Plan Year or such other time or times as the Administrator may determine, the Administrator shall credit the Participant’s Account with an amount equal to the Company contribution, if any, applicable in accordance with Section 3.2;
4.2 Investment Elections.
     (a) The Administrator, in its sole and absolute discretion, may provide each Participant with a list of investment Funds and the Participant may designate, in a manner specified by the Administrator, one or more Funds in which his or her Account will be deemed to be invested for purposes of determining the amount of Investment Returns to be credited to the Account. The Administrator, from time to time, in its sole and absolute discretion, may select a commercially-available fund to constitute the Fund actually selected, which shall be used to determine the Investment Return to be credited to Participants’ Accounts under Subsection (c) below.
     (b) A Participant may specify that all or any one percent (1%) multiple of his or her Account be deemed to be invested in one or more of the Funds, subject to such limitations and conditions as the Administrator may specify. A Participant may change the designation made under this Section 4.2(b) in such manner and at such time or times as the Administrator shall permit. If a Participant fails to elect a Fund under this Section, or if the Administrator does not provide Participants with a list of Funds pursuant to this Section, then the Participant’s Account shall be deemed to be invested in a Fund chosen by the Administrator and communicated to Participants from time to time.
     (c) Each Participant’s Account may be divided into separate subaccounts (“investment fund subaccounts”) corresponding to the deemed investment Funds elected by the Participant pursuant to Subsection (b) above. As of each business day, a Participant’s Account shall be adjusted for deemed earnings (and losses) in an amount equal to that determined by multiplying the balance credited to each applicable investment fund subaccount as of the close of the prior business day by the Investment Return for the corresponding Fund.

ARTICLE V
VESTING
5.1 Account.
     (a) Compensation Deferrals. A Participant’s Account attributable to Compensation deferred by a Participant pursuant to the terms of this Plan, as adjusted for any deemed earnings and losses credited to the Participant’s Account under Section 4.2(c) with respect to such deferrals, shall be one hundred percent (100%) vested at all times.
     (b) Company Contributions. The value of a Participant’s Account attributable to any Company contributions pursuant to Section 3.2 shall vest at such time or times as the Board shall specify in connection with any such contributions. Unless otherwise specified by the Board, a Participant shall be one hundred percent (100%) vested in such Company contributions, as adjusted for any deemed earnings and losses credited to the Participant’s Account under Section 4.2(c) with respect to such Company contributions.

ARTICLE VI
RABBI TRUST
6.1 Establishment of Rabbi Trust.
     As described in the Preamble to the Plan, the Company has established the Rabbi Trust, which will be used in connection with the Plan.
6.2 Duties of Trustee of Rabbi Trust.
     The Trustee shall manage, invest and reinvest the Rabbi Trust as provided in the Trust Agreement. The Trustee shall collect the income on the Rabbi Trust, and make distributions therefrom, all as provided in this Plan and in the Trust Agreement.
6.3 Contributions to Rabbi Trust.
     While the Plan remains in effect, the Company shall make contributions to the Rabbi Trust at least once each quarter. As soon as administratively practicable after the close of each Plan quarter, the Company shall make an additional contribution to the Rabbi Trust to the extent that previous contributions to the Rabbi Trust for the current Plan quarter are less than the total of the Compensation deferrals made by each Participant plus Company contributions, if any, accrued as of the close of the current Plan quarter.

ARTICLE VII
DISTRIBUTIONS
7.1 Distribution of Deferred Compensation .
     (a) Separation from Service.
          (1) Default Form of Distribution. In the event a Participant incurs a separation from service (as defined in Section 409A) for any reason, including (without limitation) death, retirement or disability, the Participant’s Distributable Amount shall be paid to the Participant (or to his or her Beneficiary, as applicable) in a single lump-sum cash payment on the Participant’s Payment Commencement Date.
          (2) Optional Forms of Distribution. Notwithstanding the forgoing, a Participant may elect, in the time and manner described below, one of the following optional forms of distribution commencing as of the Participant’s Payment Commencement Date:
          (i) twenty (20) quarterly installments,
          (ii) forty (40) quarterly installments, or
          (iii) sixty (60) quarterly installments.
          (3) Initial Distribution Election. An Eligible Employee may make an initial election regarding his or her form of distribution by completing a written or electronic form approved by and filed with the Administrator within the Initial Election Period. For Employees who were Eligible Employees prior to January 1, 2005, a distribution election made prior to January 1, 2005 shall be treated as made during the Initial Election Period. Such election shall remain in effect with respect to future Plan Years unless and until changed in accordance with this Section and shall become irrevocable as of each December 31 with respect to any Compensation deferred and Company contributions credited to the Participant’s Account for the next succeeding Plan Year (subject to adjustment for deemed earnings and losses pursuant to Section 4.2(c)).
          (4) Distribution Election by Plan Year. A Participant may, when making his or her Compensation deferral election for a particular Plan Year, make an election regarding the form of distribution with respect to Compensation deferred and any Company contributions to be credited to the Participant’s Account for such Plan Year (subject to adjustment for deemed earnings and losses pursuant to Section 4.2(c)), by completing a written or electronic form approved by and filed with the Administrator. Such an election shall remain in effect with respect to future Plan Years unless and until changed in accordance with this Section and shall become irrevocable as of each December 31 with respect to any Compensation deferred and Company contributions credited to the Participant’s Account for the next succeeding Plan Year (subject to adjustment for deemed earnings and losses pursuant to Section 4.2(c)).

          (5) Change in Distribution Election. A Participant may, at any time, make a subsequent election to change the form of distribution with respect to his or her entire Account or the entire portion of his or her Account attributable to Compensation deferred and Company contributions credited to the Participant’s Account for a particular Plan Year (subject to adjustment for deemed earnings and losses pursuant to Section 4.2(c)), by completing a written or electronic form approved by and filed with the Administrator; provided, however, that:
          (i) such election shall not take effect until twelve (12) months after the date on which the election is made, such that, if the Participant experiences a Distribution Event within twelve months of the date the election is made, the election shall not be effective and the Participant’s Distributable Amount with respect to such Plan Year(s) shall be paid in accordance with the Participant’s prior election(s) if the Participant has a valid election in effect with respect to such Plan Year(s) or, in the absence thereof, in accordance with the Plan’s default provision under Section 7.1(a)(1);
          (ii) the first payment under such election must be at least paid five (5) years after the date it otherwise would have been paid (provided that installment payments shall be treated as a single payment, such that payment under the new election must be made or begin at least five (5) years after the date the first installment otherwise would have been paid); and
          (iii) no more than one such change in distribution election may be made by a Participant with respect to each Plan Year’s deferrals and contributions.
          (6) Notwithstanding anything to contrary herein, if the Participant’s Account Balance is Twenty-Five Thousand Dollars ($25,000) or less on the Participant’s Payment Commencement Date, the Account Balance shall automatically be distributed in the form of a cash lump sum on the Participant’s Payment Commencement Date.
          (7) If the Participant’s Distributable Amount is paid in installments, the Participant’s Account shall continue to be adjusted monthly for deemed earnings and losses pursuant to Section 4.2(c), and the installment amount shall be adjusted annually to reflect gains and losses, until all amounts credited to his or her Account under the Plan have been distributed.
          (6) Amounts payable pursuant to this Section shall be subject to the limitation on payout under Section 7.4.
     (b) Death While Receiving Benefits. If the Participant is in pay status at the time of death, his or her Beneficiary shall be paid the remaining quarterly installments as they come due.
7.2 Scheduled In-Service Withdrawals.
     (a) Scheduled In-Service Withdrawals. When making his or her Compensation deferral election for a particular Plan Year, a Participant may elect a “Scheduled In-Service Withdrawal,” which means the distribution, as of a specified date prior to separation from service, of the entire portion of his or her Account attributable to Compensation deferred and Company contributions credited to his or her Account for such Plan Year, (subject to adjustment for deemed earnings and losses pursuant to Section 4.2(c)), subject to the following restrictions:
          (1) A Participant’s Scheduled In-Service Withdrawal election must specify a payment date at least three (3) years after the first day of the Plan Year to which the election applies.
          (2) A Participant’s Scheduled In-Service Withdrawal election shall be made by completing a written or electronic form approved by and filed with the Administrator.
          (3) The amount payable to a Participant in connection with a Scheduled In-Service Withdrawal shall be determined as of the last business day of the calendar month coincident with or immediately preceding the month of the Scheduled In-Service Withdrawal date.
          (4) A Participant may, at least one (1) year prior to a Scheduled In-Service Withdrawal date, elect to change his or her Scheduled In-Service Withdrawal date to a date that is at least five (5) years later; provided, however, that such change shall not become effective until twelve (12) months after the date the election is made. Only one such change may be made with respect to each Plan Year’s deferrals and contributions.
          (5) Subject to Section 7.4, payment of a Scheduled In-Service Withdrawal shall be made in a single lump sum on the first business day coincident with or immediately following the Scheduled In-Service Withdrawal date.
          (6) A Participant’s Scheduled In-Service Withdrawal election shall become void and of no effect upon the Participant’s separation from service with the Company for any reason before such Scheduled In-Service Withdrawal date. In such event, the distribution provisions of Section 7.1 shall apply.
          (7) A Participant’s Scheduled In-Service Withdrawal election shall remain in effect until changed or terminated in accordance with this Section. With respect to each succeeding Plan Year, the effect of such continuing election is that the Participant will be deemed to have elected a Scheduled In-Service Withdrawal date with respect to Compensation deferred and any Company contributions credited to the Participant’s Account for such Plan Year (subject to adjustment for deemed earnings and losses pursuant to Section 4.2(c)) that is exactly one year later than the Participant’s Scheduled In-Service Withdrawal date with respect to the prior Plan Year, which deemed election shall become irrevocable as of each December 31 with respect to the succeeding Plan Year.
7.3 Unforeseeable Emergency.
     (a) Determination of Unforeseeable Emergency. The Administrator, in its sole and absolute discretion, may accelerate the date of distribution of a Participant’s Account upon the request of a Participant who has experienced an Unforeseeable Emergency, in accordance with applicable law. “Unforeseeable Emergency” shall mean a severe financial hardship resulting from (1) an illness or accident of the Participant or his or her spouse or dependent (as defined in Section 152(a) of the Code); (2) loss of the Participant’s property due to casualty; or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Administrator shall determine whether an accelerated distribution on account of an Unforeseeable Emergency is permitted based on the relevant facts and circumstances of each case and in accordance with applicable law.
     (b) Amount of Distribution Permitted. Any distribution on account of an Unforeseeable Emergency shall be limited to the amount reasonably necessary to satisfy the Participant’s emergency need (which may include amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution).
     (c) Source and Form of Distribution. Unless the Administrator, in its sole and absolute discretion, determines otherwise, a distribution pursuant to this Section of less than the Participant’s entire interest in the Plan shall be made pro rata from all of his or her deemed investment Funds. Distributions shall be made in a single cash lump sum as soon as administratively practicable after the Administrator approves the Participant’s request.
7.4 Section 162(m) Limitation.
     If the Administrator reasonably anticipates that all or any portion of any payment of benefits under this Article VII to a Participant would not be deductible for federal income tax purposes by the Company (or the applicable Participating Employer) because of a limitation under Code Section 162(m) on the total amount of the Participant’s deductible compensation, the following shall apply:
     (a) Payment of the non-deductible amount shall be deferred until the earliest date at which the Company reasonably anticipates that the deduction of the payment will not be limited or eliminated by application of Section 162(m); and
     (b) Adjustment for deemed earnings and losses shall continue to be applied under Section 4.2(c) during the period of deferral under this Section 7.4.

ARTICLE VIII
ADMINISTRATION
8.1 Administrator.
     The Company shall be the Administrator with the sole responsibility for the administration of the Plan. The Administrator may delegate to any person or entity any powers or duties of the Administrator under the Plan. To the extent of any such delegation, the delegatee shall become responsible for administration of the Plan, and references to the Administrator shall apply instead to the delegatee.
8.2 Powers and Duties of the Administrator.
     (a) The Administrator, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms and shall have all powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following:
          (1) To select the funds to be the Funds in accordance with Section 3.3 hereof;
          (2) To construe and interpret the Plan, decide all questions of eligibility, determine the status and rights of Eligible Employees, and determine the amount, manner and time of payment of any benefits hereunder;
          (3) To amend, modify, suspend or terminate the Plan in accordance with Section 9.4;
          (4) To receive from Eligible Employees such information as shall be necessary for the proper administration of the Plan;
          (5) To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries and to direct the Trustee as to the distribution of Plan assets;
          (6) To maintain all records that may be necessary for the administration of the Plan;
          (7) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;
          (8) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;
          (9) To appoint or employ individuals or agents to assist in the administration of the Plan; and

          (10) To defend and initiate any lawsuit on behalf of the Plan or the Participants if the Administrator deems it reasonably necessary to protect the Plan or the Participants.
     (b) The Administrator shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary.
8.3 Expenses and Indemnity.
     (a) The Administrator is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.
     (b) To the extent permitted by applicable law, the Company shall indemnify and save harmless the Board and any delegate of the Company who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct or gross negligence. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.
8.4 Account Statements.
     Under procedures established by the Administrator, a Participant shall receive a statement (which may be in electronic form) with respect to such Participant’s Account on a quarterly or other periodic basis, no less frequently than annually.

ARTICLE IX
MISCELLANEOUS
9.1 Unsecured General Creditor.
     Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.
9.2 Restriction Against Assignment.
     All amounts payable hereunder shall be paid only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Company, in its sole and absolute discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Company shall direct.
9.3 Withholding.
     There shall be deducted from each payment made under the Plan, all taxes which, in the determination of the Administrator, are required to be withheld in respect to such payment. The Administrator shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.
9.4 Amendment, Modification, Suspension or Termination.
     This Plan may be amended, modified, suspended or terminated in whole or in part, by No amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account, provided that a termination or suspension of the Plan or any Plan amendment or modification that will significantly increase costs to the Company shall be approved by the Board. In the event that this Plan is terminated, the timing of the disposition of the amounts credited to a Participant’s Account shall occur in accordance with Section 7.1, subject to earlier distribution in accordance with applicable law.

9.5 Governing Law.
     To the extent not preempted by federal law, this Plan shall be construed, governed and administered in accordance with the laws of the State of Connecticut.
9.6 Receipt or Release.
     Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan, the Administrator and the Company. The Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect, to be submitted prior to or within 60 days after the Participant’s Payment Commencement Date.
9.7 Payments on Behalf of Persons Under Incapacity.
     (a) In the event the Administrator determines that any Participant or Beneficiary receiving or entitled to receive benefits under the Plan is incompetent or unable to care for his affairs, and in the absence of the appointment of a legal guardian of the property of the incompetent, payments due under the Plan, unless prior claim thereto has been made by a duly qualified guardian, committee, or other legal representative, may be made to the spouse, parent, sibling, adult child, or other person, including a hospital or other institution, deemed by the Administrator to have incurred or to be liable for expenses on behalf of such incompetent.
     (b) In the absence of the appointment of a legal guardian of the property of a minor, any payment due under the Plan may be paid to such adult or adults as in the opinion of the Administrator have assumed the custody and principal support of such minor.
     (c) Notwithstanding the provisions of subsection (a) or (b), the Administrator, in its sole discretion, may require that a legal guardian for the property of an incompetent or a minor be appointed, before authorizing any payment hereunder to or for the benefit of such minor or incompetent.
     (d) Payments made pursuant to this Section shall be a complete discharge of any obligation arising under the Plan with respect to such payments.

9.8 No Employment Rights.
     Participation in this Plan shall not confer upon any person any right to be employed by the Company or any Participating Employer or any other right not expressly provided hereunder.
9.9 Headings, etc. Not Part of Agreement.
     Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
9.10 Compliance with Section 409A.
     This Plan is intended and shall be construed to comply with Section 409A and shall be amended by the Company, retroactive to the effective date if appropriate, in the event that the Company determines such amendment is necessary to comply with Section 409A.
9.11 Claim and Appeal Procedure.
     (a) In the event that a Participant or Beneficiary wishes to dispute the benefits payable under this Plan, a written claim must be made to the Administrator. The Administrator shall review the written claim and provide a written decision within thirty (30) days of receipt of the claim. If the claim is denied, in whole or in part, the decision shall include the specific reasons for such denial, reference to the provisions of the Plan upon which the denial is based, any additional material or information necessary to perfect the claim and any additional steps that must be taken to request a review of the denied claim.
     (b) If the claimant desires a review of a denied claim, the claimant must submit a written request to the Administrator within thirty (30) days of receipt of the denial. The request may include any additional materials the claimant wishes the Administrator to consider. The Administrator, in its sole discretion, shall review the request and provide a written decision within thirty (30) days of receipt of such request. If the decision is a denial, it shall state the specific reasons for the denial and reference to specific provisions of the Plan upon which the decision is based.
[signature page follows]

     IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer on this               day of December, 2008.

GARTNER, INC.
By:
	Title:	SVP and General Counsel

     IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer on this 19th day of December, 2008.

GARTNER, INC.
By:
Lewis G. Schwartz
	Title:	SVP and General Counsel